EXHIBIT 99.2

Special Limited Power Of Attorney

The undersigned, Michael Larson, pursuant to lawfully granted authority by the principal, William H. Gates III hereby appoints Alan Heuberger with full power to act as attorney-in-fact, on behalf of Mr. Gates and in his name, place and stead, to execute, acknowledge, deliver and/or file any documents or filings and any amendments thereto made by or on behalf of Mr. Gates in respect of any securities held by him, directly, indirectly or beneficially, or required in connection with his position as a director or officer of any entity, with the Securities and Exchange Commission, including, without limitation:  (i) Schedules 13D ,13G and 13F pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Act”) and (ii) Forms 3, 4 and 5 pursuant to Section 16 of the Act.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity, is not assuming any of Mr. Gates’ responsibilities to comply with such laws.

This Special Limited Power of Attorney shall remain in full force and effect with respect to the foregoing attorney-in-fact until withdrawn by the undersigned or Mr. Gates by written notice to the foregoing attorney-in-fact.

Nothing herein is intended to destroy or alter the rights of the undersigned to also act as attorney-in-fact for Mr. Gates under any Power of Attorney separately granted to the undersigned by Mr. Gates.

IN WITNESS WHEREOF, the undersigned has caused this Special Limited Power of Attorney to be executed as of this 12th day of August, 2008.

/s/ Michael Larson
Michael Larson

State of Washington	)
) ss
County of King	)

I certify that I know or have satisfactory evidence that Michael Larson is the person who appeared before me, and said person acknowledged that he signed this instrument as his free and voluntary act for the uses and purposes mentioned in the instrument.

Dated: August 12, 2008

/s/ Christine Welch
[Seal or Stamp]	Christine Welch
Notary Public
My commission expires: 2/19/2009